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                                                                      EXHIBIT 11

                      LCS INDUSTRIES, INC. AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE AND
                             COMMON EQUIVALENT SHARE
                     For the Three Months Ended December 31,

                                  (Unaudited)


                                                           1996           1995
                                                       ----------     ----------
Weighted average shares outstanding ..............      4,533,500      4,191,841

Weighted average - dilutive stock options ........        399,271        691,483

Shares issuable in connection with the
   acquisition of Catalog Resources, Inc. ........        160,475        195,096
                                                       ----------     ----------
                                                        5,093,246      5,078,420
                                                       ==========     ==========

Net income .......................................     $2,185,575     $2,508,694

Earnings per share and common equivalent share ...     $      .43     $      .49
                                                       ==========     ==========

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